Exhibit 23.2
[KPMG LETTERHEAD]
Consent of Independent Auditors
The Board of Directors
SMART Modular Technologies Sdn. Bhd.
We consent to the use of our report dated 23 October 2006, with respect to the balance sheets of SMART Modular Technologies Sdn. Bhd. as of August 31, 2006 and 2005 and the related income statements, statements of changes in shareholders’ equity and cash flows for each of the years in the three-year period ended August 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG
KPMG Penang, Malaysia
January 3, 2007